Exhibit 10.16

3M VIP Plus Plan

(Amended and Restated as of January 1, 2016)

3M VIP Plus Plan

INTRODUCTION AND PURPOSE

The purpose of this Plan is to attract and incent eligible highly compensated employees to remain with 3M by offering them the opportunity to earn additional retirement benefits by deferring the receipt of a portion of their compensation on a tax‑favored basis, with the belief that such opportunity will permit these employees to increase their long‑term financial security.  The Plan does this by supplementing the before‑tax deferral provisions of the 3M Voluntary Investment Plan and Employee Stock Ownership Plan (VIP), which are limited by the requirements of the Internal Revenue Code.

The provisions of the Plan were originally effective as of January 1, 2002.  The Plan was amended effective January 1, 2009.  The purposes of the amendment were to (a) bring the plan document into compliance with the requirements of section 409A of the Code, including the regulations issued thereunder, and (b) close the Plan to new contributions effective upon the receipt of all contributions made pursuant to elections with respect to the 2008 Plan Year.  From October 3, 2004 (the date section 409A was added to the Code) through December 31, 2008, the Plan was operated in good faith compliance with the requirements of section 409A including the special transition rules issued by the Internal Revenue Service and the U.S. Department of Treasury in connection with the implementation of section 409A.  For avoidance of doubt, the amendment was intended to apply both to deferred compensation subject to section 409A of the Code (i.e., deferred compensation credited under the Plan which related all or in part to services performed on or after January 1, 2005), as well as deferred compensation credited under the Plan which relates entirely to services performed on or before December 31, 2004 that is eligible to be “grandfathered” from application of section 409A of the Code.

The Plan is hereby amended and restated effective as of January 1, 2016.

ARTICLE 1

DEFINITIONS

For the purposes of this Plan, the following words and phrases shall have the meanings indicated, unless the context clearly indicates otherwise:

1.1.          ACCOUNT.  “Account” or “Accounts” means the record of the amounts credited to a Participant under the Plan pursuant to Article 4.

1.2.          BENEFICIARY.  “Beneficiary” means the person, persons or entity designated by the Participant, or as provided in Article 8, to receive any unpaid balance in such Participant’s Accounts following his or her death.

1.3.          CODE.  “Code” means the Internal Revenue Code of 1986, as amended.

1.4.          COMMITTEE.  “Committee” means the Compensation Committee of the Board of Directors of 3M.

1.5.          COMPANY.  “Company” means 3M Company (“3M”), its U.S. affiliates and subsidiaries and any successor to the business thereof.

1.6.          ELIGIBLE COMPENSATION.  “Eligible Compensation” of a Participant for any Plan Year means base pay, profit sharing and annual incentive (excluding any portion of such annual incentive payable in restricted stock units) earned by the Participant during such Plan Year, unreduced by any contributions made to such Participant’s Savings Plus Account under the VIP and by any contributions made on behalf of such Participant under a cafeteria plan and excluded from the Participant’s taxable income under section 125 of the Code.  Eligible Compensation does not include incentives, awards, commissions, foreign service premiums and allowances, income arising from stock options, separation pay, employer contributions to employee benefit plans, reimbursements or payments in lieu thereof, or lump sum payouts of a Participant’s unused vacation benefits.

1.7.          EMPLOYEE.  “Employee” means any person employed by the Company as an active regular common‑law employee who is recognized as such on 3M’s human resources/payroll systems; including such persons who are United States citizens but on assignment outside of this country and resident aliens employed in the United States; but excluding any person covered by a collective bargaining agreement to which the Company is a party.

1.8.          INDEXED COMPENSATION LIMIT.  “Indexed Compensation Limit” means the annual amount of compensation that may be recognized by a qualified retirement plan under section 401(a)(17) of the Code (as adjusted annually for increases in the cost of living).

1.9.          PARTICIPANT.  “Participant” means any Employee who has elected to make contributions to this Plan after satisfying the eligibility requirements of Section 2.1.

1.10.       PLAN.  “Plan” means the plan described in this document, as it may be amended from time to time.  The official name of the Plan shall be the VIP Plus.

1.11.       PLAN ADMINISTRATOR.  “Plan Administrator” means the person to whom the Committee has delegated the authority and responsibility for administering the Plan.  Unless and until changed by the Committee, the Plan Administrator of the Plan shall be the Staff Vice President of 3M’s Total Compensation Resource Center or his successor.

1.12.       PLAN YEAR.  “Plan Year” means the twelve (12) month period from January 1 through December 31 in respect of which a Participant may contribute to the Plan.  The first Plan Year began on January 1, 2002.

1.13.       PORTFOLIO II VIP.  “Portfolio II VIP” means the provisions of the 3M Voluntary Investment Plan and Employee Stock Ownership Plan applicable to those eligible employees who were hired or rehired by the Company after December 31, 2000 or who elected to be covered by the Company’s Portfolio II retirement program.

1.14.       RETIRE or RETIREMENT.  “Retire” or “Retirement” means an Employee’s Separation from Service with the Company after attaining age fifty-five (55) with at least five (5) years of employment service or after attaining age sixty-five (65).

1.15.       UNFORESEEABLE FINANCIAL EMERGENCY.  “Unforeseeable Financial Emergency” means an “unforeseeable emergency” (as defined in Treas. Reg. Section 1.409A‑3(i)(3)) or such other regulation or guidance issued under section 409A of the Code of the Participant.

1.16.       VALUATION DATE.  “Valuation Date” shall have the same meaning as that term is defined for purposes of the VIP.

1.17.       VIP.  “VIP” means the 3M Voluntary Investment Plan and Employee Stock Ownership Plan, as it may be amended from time to time.

1.18.SEPARATION FROM SERVICE.  “Separation from Service” means a “separation from service” as defined in Treas. Reg. Section 1.409A‑1(h)(1) or such other regulation or guidance issued under Section 409A of the Code.  Whether a Separation from Service has occurred depends on whether the facts and circumstances indicate that 3M and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an employee or independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty‑six (36) month period).  A Separation from Service shall not be deemed to occur while the Participant is on military leave, sick leave or other bona fide leave of absence if the period does not exceed six (6) months or, if longer, so long as the Participant retains a right to reemployment with 3M or an affiliate under an applicable statute or by contract.  For this purpose, a leave is bona fide only if, and so long as, there is a reasonable expectation that the Participant will return to perform services for 3M or an affiliate.  Notwithstanding the foregoing, a twenty-nine (29) month period of absence will be substituted for such six (6) month period if the leave is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of no less than six (6) months and that causes the Participant to be unable to perform the duties of his or her position of employment.

1.19.       SPECIFIED EMPLOYEE.  “Specified Employee” means a “specified employee” as defined in Treas. Reg. Section 1.409A‑1(i) or such other regulation or guidance issued under section 409A of the Code.

ARTICLE 2

Eligibility and Participation

2.1.          Eligibility. An Employee shall be eligible to participate in the Plan by making contributions for a Plan Year if as of the November 1st immediately preceding such Plan Year:

(a)such Employee is eligible to make contributions under the VIP;

(b)such Employee is eligible for and covered by one or more annual incentive or profit sharing plans of 3M or Dyneon LLC; and

(c)such Employee had estimated annual planned compensation (base pay plus profit sharing or annual incentive) that exceeds the Indexed Compensation Limit in effect for the calendar year including such November 1st.  For the first Plan Year of this Plan, the Indexed Compensation Limit in effect for the preceding calendar year shall be deemed to be $200,000.

The eligibility of Employees to participate in this Plan by making contributions shall be determined each Plan Year, and no Employee shall have any right to make contributions in any Plan Year by virtue of having an Account as a result of making contributions in any prior Plan Year.

Notwithstanding anything to the contrary in this Plan, no Employee shall be eligible to participate in the Plan by making contributions for any period after the end of the 2008 Plan Year (the Plan Year that ends on December 31, 2008).

2.2.          Election to Contribute.  In order to make contributions under the Plan for any Plan Year, an Employee who meets the eligibility requirements of Section 2.1 must enroll via the Plan’s Internet site.  To be effective, an Employee’s enrollment must elect the amount of his or her contributions, authorize the reduction of his or her Eligible Compensation as needed to make such contributions, select the time and form of payment of such contributions and the earnings thereon, specify the investment fund or funds in which such contributions are to be treated as being invested, and provide such other pertinent information as the Plan Administrator may require.  The time period during which enrollments will be accepted each Plan Year will be established by the Plan Administrator, but in no event will any enrollment be accepted after the beginning of the Plan Year to which such enrollment relates.

2.3.          Duration of Contribution Election.  Each eligible Employee’s election to make contributions to the Plan made in accordance with the requirements of Section 2.2 shall expire as of the end of the Plan Year to which it relates, although it shall apply to any Eligible Compensation paid after the end of such Plan Year if such Eligible Compensation was earned during such Plan Year.  Participants may not change or revoke their contribution elections for a Plan Year after the enrollment period for the Plan Year has ended.

2.4.          Duration of Participation..  A Participant’s participation in the Plan shall continue until all amounts credited to his or her Accounts have been distributed, or until the Participant’s death, if earlier.

ARTICLE 3

Contributions

3.1.          Participant Contributions.  A Participant may contribute (defer) from one percent (1%) to ten percent (10%) (but only a whole percentage) of his or her Eligible Compensation earned during the Plan Year to which such Participant’s election relates.  The percentage the Participant elects to contribute (defer) shall be deducted from each payment of such Participant’s Eligible Compensation earned during such Plan Year, whether paid during or following such Plan Year.

Notwithstanding anything to the contrary in this Plan, no Participant shall be permitted to make contributions to this Plan for any period after the end of the 2008 Plan Year (the Plan Year that ends on December 31, 2008).

3.2.          Company Matching Contributions.  Only for those Participants enrolled in the Portfolio II VIP, in December of each Plan Year the Company shall make a matching contribution equal to fifteen percent (15%) of the lesser of:

(a)each Participant’s contributions made pursuant to Section 3.1 for such Plan Year, or

(b)six percent (6%) of the amount by which such Participant’s Eligible Compensation for such Plan Year (taking into account such Compensation paid through November 30 of such Plan Year and an estimate of such Compensation expected to be earned and paid during the balance of such Plan Year) exceeds the Indexed Compensation Limit for such Plan Year.

Notwithstanding anything to the contrary in this Plan, the Company shall not make any matching contributions to this Plan for any period after the end of the 2008 Plan Year (the Plan Year that ends on December 31, 2008).

ARTICLE 4

Accounts

4.1.          Creation of Accounts.  The Plan shall establish a separate Account or Accounts for each Participant who elects to make contributions hereunder.  Effective January 1, 2005, a separate Account shall be maintained for each Participant for each Plan Year that such Participant makes contributions to the Plan.  The amount of a Participant’s contributions hereunder shall be credited to such Participant’s Account at the same time as or as soon as reasonably possible following the dates on which the Company paid the Eligible Compensation from which such contributions were deferred.  Company matching contributions shall be credited to the Accounts of those Participants eligible to receive such contributions pursuant to Section 5.2 during December of each Plan Year.

4.2.          Earnings on Accounts.  Each Participant’s Accounts shall be credited with investment earnings or losses based on the performance of the investment funds selected by such Participant.  The investment funds available to the Participants in this Plan shall be the same as the investment funds available to the participants in the VIP, excluding the 3M Stock Fund and the VIP’s brokerage window, but shall also include a fund based on the return of the Growth Factor as defined for purposes of the 3M Deferred Compensation Plan.  Participants may allocate the amounts credited to their Accounts among such investment funds in whole percentages of from one percent to one hundred percent.  The deemed investment earnings or losses on such VIP funds for purposes of this Plan shall equal the actual rate of return on such funds in the VIP net of any fees or expenses chargeable thereto, including but not limited to management fees, trustee fees, recordkeeping fees and other administrative expenses.

4.3.          Changes in Investment Fund Allocations.  Participants may change the investment funds among which their Account balances or future contributions are allocated at any time, subject to such rules as may be established by the Plan Administrator.  Allocation changes may only be made using the Plan’s Internet site or by speaking with a representative of the Plan’s recordkeeper.

4.4.          Valuation of Accounts.  The Accounts of all Participants shall be revalued as of each Valuation Date.  As of each Valuation Date, the value of a Participant’s Account shall consist of the balance of such Account as of the immediately preceding Valuation Date, increased by the amount of any contributions made and credited thereto since the immediately preceding Valuation Date, increased or decreased (as the case may be) by the amount of deemed investment earnings or losses credited to the investment funds selected by the Participant since the immediately preceding Valuation Date, and decreased by the amount of any distributions made from such Account since the immediately preceding Valuation Date.

4.5.          Vesting of Accounts.  A Participant shall always be 100% vested in the value of his or her Accounts.

4.6.          Statement of Account.  As soon as administratively feasible following the end of each Plan Year, the Plan shall deliver to each Participant a statement of his or her Accounts in the Plan.

ARTICLE 5

Distribution of Accounts

5.1.          General Rules.  Except as provided in Sections 5.5, 8.2 and 9.1, no distribution of a Participant’s Accounts hereunder shall be made prior to such Participant’s death or Separation from Service with the Company.  All distributions of a Participant’s Accounts shall be made in cash.  When the Plan makes a distribution of less than the entire balance of a Participant’s Account, the distribution shall be charged pro rata against each of the investment funds to which the Account is then allocated.

5.2.          Distribution Following Separation from Service.  If a Participant incurs a Separation from Service with the Company for any reason other than death or Retirement, the entire balance of such Participant’s Accounts shall be paid to the Participant in a single lump sum distribution in the month of July in the Plan Year following the Plan Year in which such Participant’s Separation from Service occurred.

5.3.          Distribution Following Retirement.  If a Participant Retires from employment with the Company, the Participant’s Account (i) for all Plan Years prior to 2005 shall be paid commencing at the time and in one of the following methods of payment selected by such Participant no later than the December 31st of the Plan Year in which such Participant Retires, and (ii) for each Plan Year after 2004, shall be paid commencing at the time and in one of the following methods of payment selected by such Participant at the time such Participant elected to make contributions to the Plan for such Plan Year pursuant to Section 2.2:

(a)A single lump sum distribution; or

(b)Ten (10) or fewer annual installments, with the amount of each installment payment being determined by multiplying the balance in the Participant’s Account on the payment date by a fraction having a numerator of one and a denominator equal to the remaining number of scheduled installment payments.

All lump sum and installment payments shall be made in the month of July in the Plan Year or Years selected by the Participant; provided, however, that no payments shall be made before the month of July in the Plan Year following the Plan Year in which such Participant incurs a Separation from Service with the Company, and provided further that no method of payment and commencement date selected by a Participant shall require the Plan to make any payment more than ten (10) years after the end of the Plan Year in which such Participant Retires.

5.4.          Distribution Following Death.  If a Participant dies before distribution of his or her Account has begun, the entire balance of such Participant’s Account shall be paid to the Participant’s Beneficiary in a single lump sum distribution in the month of July in the Plan Year following the Plan Year in which such Participant died.  If a Participant dies after distribution of his or her Account has begun, the remaining balance of his or her Account (if any) shall be paid to the Participant’s Beneficiary in accordance with the method of payment chosen by the Participant.

5.5.          Unforeseeable Financial Emergency Distribution.  Upon finding that a Participant has suffered an Unforeseeable Financial Emergency, the Committee may, in its sole discretion, permit the Participant to withdraw an amount from his or her Account sufficient to alleviate the emergency.

5.6.          Withholding; Payroll Taxes.  To the extent required by the laws in effect at the time any payment is made, the Plan shall withhold from any payment made hereunder any taxes required to be withheld for federal, state or local government purposes.

5.7.          One-Time Opportunity to Revise Payment Elections.  Prior to the end of 2008 and during the time period established by the Plan Administrator, Participants who have previously elected to make contributions to the Plan for one or more Plan Years since 2004 and who are still active employees of the Company may revise their elections concerning the time and method of paying their Accounts for any or all Plan Years since 2004 subject to the following conditions:

(a)each revised election must be consistent with the requirements of Section 5.3, in terms of both the method of payment and the commencement date for payments;

(b)no revised election may result in the deferral of payments that would otherwise have commenced in 2008; and

(c)no revised election may result in the commencement of payments during 2008 that would not otherwise have commenced during such year.

ARTICLE 6

Designation of Beneficiaries

6.1.          Beneficiary Designation.  Each Participant shall have the right at any time to designate any person, persons, or entity, as Beneficiary or Beneficiaries to whom payment of the Participant’s Account shall be made in the event of the Participant’s death.  Any designation made under the Plan may be revoked or changed by a new designation made prior to the Participant’s death.  Any such designation or revocation must be made in accordance with the rules established by the Plan Administrator, and will not be effective until received by the Plan.

6.2.          BBENEFICIARY PREDECEASES PARTICIPANT.  If a Participant designates more than one Beneficiary to receive such Participant’s Account and any Beneficiary shall predecease the Participant, the Plan shall distribute the deceased Beneficiary’s share to the surviving Beneficiaries proportionately, as the portion designated by the Participant for each bears to the total portion designated for all surviving Beneficiaries.

6.3.          Absence of Effective Designation.  If a Participant makes no designation or revokes a designation previously made without making a new designation, or if all persons designated shall predecease the Participant, the Plan shall distribute the balance of the deceased Participant’s Account in the manner determined in accordance with the Participant’s designation in effect under the VIP.  In the event such Participant has no effective designation under the VIP, the Plan shall distribute the balance of the deceased Participant’s Account to the first of the following survivors:

(a)The Participant’s spouse;

(b)Equally to the Participant’s children;

(c)Equally to the Participant’s parents;

(d)Equally to the Participant’s brothers and sisters; or

(e)The executor or administrator of the Participant’s estate.

6.4.          Death of Beneficiary.  If a Beneficiary to whom payments hereunder are to be made pursuant to the foregoing provisions of this Article 6 survives the Participant but dies prior to complete distribution to the Beneficiary of the Beneficiary’s share:

(a)unless the Participant has otherwise specified in his or her designation, the Plan shall distribute the undistributed portion of such Beneficiary’s share to such person or persons, including such Beneficiary’s estate, as such Beneficiary shall have designated in a designation made with the Plan prior to such Beneficiary’s death (which designation shall be subject to change or revocation by such Beneficiary at any time); or

(b)if the Participant’s designation specifies that such Beneficiary does not have the power to designate a successor Beneficiary or if such Beneficiary is granted such power but fails to designate a successor Beneficiary prior to such Beneficiary’s death, the Plan shall distribute the undistributed portion of such Beneficiary’s share to such Beneficiary’s estate.

6.5.          Beneficiary Disclaimer.  Notwithstanding the foregoing provisions of this Article 6, in the event a Beneficiary, to whom payments hereunder would otherwise be made, disclaims all or any portion of that Beneficiary’s interest in such payments, such disclaimed portion of such Beneficiary’s interest in such payments shall pass to the person or persons specified by the Participant to take such disclaimed interest.  In the event the Participant did not specify a person or persons to take disclaimed interests, such disclaimed portion of such Beneficiary’s interest in such payments shall pass to the person or persons who would be entitled thereto pursuant to the Participant’s designation or the designation made with respect to the VIP referenced above, whichever is applicable pursuant to the foregoing provisions of this Article 6, if such Beneficiary had died immediately preceding the death of the Participant.

ARTICLE 7

Unfunded Plan

7.1.          No Trust.  This Plan is intended to be an “unfunded” plan of deferred compensation for the Participants.  As such, the benefits payable under this Plan will be paid solely from the general assets of the Company.  The Company does not intend to create any trust in connection with this Plan.  The Company shall not have any obligation to set aside funds or make investments in the investment funds referred to in Article 4.  The Company’s obligations under this Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

7.2.          Unsecured General Creditor.  No Participant or Beneficiary shall have any right to receive any benefit payments from this Plan except as provided in Articles 5 and 6.  Until such payments are received, the rights of each Participant and Beneficiary under this Plan shall be no greater than the rights of a general unsecured creditor of the Company.

ARTICLE 8

Amendment and Termination of the Plan

8.1.          Right to Amend.  3M may at any time amend or modify the Plan in whole or in part; provided, however, that no amendment or modification shall adversely affect the rights of any Participant or Beneficiary acquired under the terms of the Plan as in effect prior to such action.  The consent of any Participant, Beneficiary, employer or other person shall not be a requisite to such amendment or modification of the Plan.

8.2.          Termination.  While it expects to continue this Plan indefinitely, 3M reserves the right to terminate the Plan at any time and for any reason.  Upon termination of the Plan, and to the extent permitted by section 409A of the Code, all elections to contribute to the Plan shall be revoked and the Plan shall immediately distribute in cash to the respective Participants and Beneficiaries the entire remaining balances of the Accounts.

ARTICLE 9

Change in Control

9.1.          Definitions.  For purposes of this Article 9, the following words and phrases shall have the meanings indicated below, unless the context clearly indicates otherwise:

(a)“Person” shall have the meaning associated with that term as it is used in sections 13(d) and 14(d) of the Act.

(b)“Affiliates and Associates” shall have the meanings assigned to such terms in Rule 12b‑2 promulgated under section 12 of the Act.

(c)“Act” means the Securities Exchange Act of 1934.

(d)“Continuing Directors” shall have the meaning assigned to such term in Article Thirteenth of 3M’s Restated Certificate of Incorporation.

(e)“Code” means the Internal Revenue Code of 1986, as amended.

(f)“3M” means 3M Company, a Delaware corporation.

9.2.          Termination Upon Change in Control.  This Plan shall terminate and the Plan shall immediately distribute in cash to the respective Participants the amounts credited to all Accounts upon the occurrence of a Change in Control of 3M.

9.3.          Definition of Change in Control.  For purposes of this Article 9, a Change in Control of 3M shall be deemed to have occurred if there is a “change in the ownership of 3M,” “change in effective control of 3M,” and/or a “change in the ownership of a substantial portion of 3M’s assets” as defined under Treas. Reg. Section 1.409A‑3(i)(5) or such other regulation or guidance issued under section 409A of the Code.

9.4.          Reimbursement of Fees and Expenses.  The Company shall pay to each Participant the amount of all reasonable legal and accounting fees and expenses incurred by such Participant in seeking to obtain or enforce his or her rights under this Article 9, unless a lawsuit commenced by the Participant for such purposes is dismissed by the court as being spurious or frivolous.  The Company shall also pay to each Participant the amount of all reasonable tax and financial planning fees incurred by such Participant in connection with such Participant’s receipt of payments pursuant to this Article 9.  Such payment or reimbursement shall be made no later than the end of the recipient’s taxable year following the taxable year in which the recipient incurs the related expenses.  If a Participant is a Specified Employee and such payment or reimbursement is made on account of the Participant’s Separation from Service, payment or reimbursement shall not be made prior to the first day of the seventh month following the Participant’s Separation from Service.

ARTICLE 10

General Provisions

10.1.          Administration of the Plan and Discretion.  This Plan shall be administered by the Plan Administrator, under the supervision and direction of the Committee.  Both the Plan Administrator and the Committee shall have full power and authority to interpret the Plan, to establish, amend and rescind any rules, forms and procedures as they deem necessary for the proper administration of the Plan, and to take any other action as they deem necessary or advisable in carrying out their duties under the Plan.  Any decisions, actions or interpretations of any provision of the Plan made by the Plan Administrator or the Committee shall be made in their respective sole discretion, need not be uniformly applied to similarly situated individuals and shall be final, binding and conclusive on all persons interested in the Plan.

10.2.          Nonassignability.  Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder.  All payments and the rights to all payments are expressly declared to be nonassignable and nontransferable.  No part of the amounts payable hereunder shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments or decrees, or transferred by operation of law in the event of a Participant’s or any Beneficiary’s bankruptcy or insolvency.  No part of any Participant’s Account may be assigned or paid to such Participant’s spouse in the event of divorce pursuant to a domestic relations order.

10.3.          Not a Contract of Employment.  The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Company and any Participant, and the Participants (or their Beneficiaries) shall have no rights against the Company except as may otherwise be specifically provided herein.  Moreover, nothing in this Plan shall be deemed to give any Participant the right to be retained in the employment of the Company or to interfere with the right of the Company to discipline or discharge such Participant at any time for any reason whatsoever.

10.4.          Terms.  Wherever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or in the singular, as the case may be, in all cases where they would so apply.

10.5.          Captions.  The captions of the articles and sections of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

10.6.          Governing Law.  The provisions of this Plan shall be construed and interpreted according to the laws of the State of Minnesota, to the extent not preempted by federal law.

10.7.          Validity.  In case any provision of this Plan shall be ruled or declared invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

10.8.          Claims Procedure.  Any Participant or Beneficiary who disagrees with any decision regarding his or her benefits under this Plan shall submit a written request for review to the Plan Administrator.  The Plan Administrator shall respond in writing to such a request within sixty (60) days of his or her receipt of the request.  The Plan Administrator may, however, extend the reply period for an additional sixty (60) days for reasonable cause.  The Plan Administrator’s response shall be written in a manner calculated to be understood by the Participant or Beneficiary, and shall set forth:

(a)the specific reason or reasons for any denial of benefits;

(b)specific references to the provision or provisions of this Plan on which the denial is based;

(c)a description of any additional information or material necessary for the Participant or Beneficiary to improve his or her claim, and an explanation of which such information or material is necessary; and

(d)an explanation of the Plan’s claims review procedure and other appropriate information as to the steps to be taken if the Participant or Beneficiary wishes to appeal the Plan Administrator’s decision.

If the Participant or Beneficiary disagrees with the decision of the Plan Administrator, he or she shall file a written appeal with the Committee within one-hundred twenty (120) days after receiving the Plan Administrator’s response.  The Committee shall respond in writing to such an appeal within ninety (90) days of its receipt of the appeal.  The Committee may, however, extend the reply period for an additional ninety (90) days for reasonable cause.  The Committee’s response shall be written in a manner calculated to be understood by the Participant or Beneficiary, and shall both set forth the specific reasons for its decision and refer to the specific provision or provisions of the Plan on which its decision is based.

10.9.          Successors.  The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns.  The term successors as used herein shall include any corporation or other business entity which shall, whether by merger, consolidation, purchase or otherwise, acquire substantially all of the business and assets of the Company, and successors of any such corporation or other business entity.

10.10.       Incompetent.  In the event that it shall be found upon evidence satisfactory to the Plan Administrator that any Participant or Beneficiary to whom a benefit is payable under this Plan is unable to care for his or her own affairs because of illness or accident, any payment due (unless prior claim therefore shall have been made by a duly authorized guardian or other legal representative) may be paid, upon appropriate indemnification of the Plan, to the spouse or other person deemed by the Plan Administrator to have accepted responsibility for such Participant or Beneficiary.  Any such payment made pursuant to this Section 10.10 shall be in complete discharge of any liability therefore under this Plan.

10.11.       Indemnification.  To the extent permitted by law, the Company shall indemnify the Plan Administrator and the members of the Committee against any and all claims, losses, damages, expenses and liability arising from their responsibilities or the performance of their duties in connection with the Plan which is not covered by insurance paid for by the Company, unless the same is determined to be due to gross negligence or intentional misconduct.